Exhibit 10.1

ARCOSA, INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), by and between ARCOSA, INC. (hereinafter called the “Company”) and %%FIRST_NAME%-% %% MIDDLE_NAME%-% %%LAST_NAME%-% (hereinafter called, the “Grantee”), is made as of %%OPTION_DATE,’Month DD, YYYY’%-% (the “Date of Grant”);

WITNESSETH:

WHEREAS, the Grantee complies with the requirements of eligibility for the award of Restricted Stock Units under the Arcosa, Inc. 2018 Stock Option and Incentive Plan (the “Plan”); and

WHEREAS, the Company has determined to award to the Grantee %%TOTAL_SHARES_GRANTED,’999,999,999’%-% Restricted Stock Units (the “Units”), subject to the terms of the Plan and conditions hereinafter set forth, as a retention incentive, to encourage a sense of proprietorship by the Grantee and to stimulate the active interest of the Grantee in promoting the development, growth, performance and financial success of the Company by affording the Grantee an opportunity to obtain an increased proprietary interest in the Company so as to assure a closer identification between the Grantee’s interest and the interest of the Company;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

1.    Grant of Restricted Stock Units.

Subject to the terms and conditions of the Plan, this Agreement and the restrictions set forth below, the Company hereby grants to the Grantee the total number of Units set forth above and hereby credits such Units to a separate account maintained on the books of the Company. Each Unit shall be subject to conversion into one Share, as herein provided.

2.    Stockholder Status.

The Grantee will have no rights as a stockholder (including, without limitation, the right to vote and to receive dividends) with respect to the Units covered by this Agreement until the issuance of Shares to the Grantee (in certificated or book-entry form) upon the conversion of the Units into Shares. The Grantee, by his or her execution of this Agreement, agrees to execute any documents requested by the Company in connection with the conversion of the Units. Except as otherwise provided in Sections 4 and 9 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such Shares.

3.    Vesting; Forfeiture.

Subject to the special vesting and forfeiture rules in this Agreement (including, without limitation the remedies set forth in Section 11(f) below), the Units will become vested in accordance with the schedule set forth below, if, as of the date(s) specified in the schedule, the Grantee is employed by the Company on such date (the total time period of vesting referred to herein as “Vesting Period”):

Date	Units
%%VEST_DATE_PERIOD1,’Month DD, YYYY’%-%	%%SHARES_PERIOD1,’999,999,999’%-%
%%VEST_DATE_PERIOD2,’Month DD, YYYY’%- %	%%SHARES_PERIOD2,’999,999,999’%-%
%%VEST_DATE_PERIOD3,’Month DD, YYYY’%-%	%%SHARES_PERIOD3,’999,999,999’%-%
%%VEST_DATE_PERIOD4,’Month DD, YYYY’%-%	%%SHARES_PERIOD4,’999,999,999’%-%
%%VEST_DATE_PERIOD5,’Month DD, YYYY’%-%	%%SHARES_PERIOD5,’999,999,999’%-%

In addition, the Units will become 100% vested on the earliest to occur of the following events, if the Grantee is employed by the Company on the date of such event:

(i)    death of the Grantee;

(ii)    termination of the Grantee’s employment for Disability (as defined in the Plan); or

(iii)    the consent of the Human Resources Committee (the “Committee”), in its sole discretion, to vest the remaining unvested Units, at any time after three years from the Date of Grant.

Further, on the date of the Grantee’s termination of employment for Retirement, a portion of the then unvested Units will become vested, on a pro-rated basis, based on the following calculation (x) total number of days the Grantee was employed by the Company during the Vesting Period divided by the total number of days in the Vesting Period, (y) multiplied by the aggregate number of RSUs initially subject to this Agreement, (z) less the number of RSUs then vested. For purposes of this Agreement, “Retirement” means the Grantee’s voluntary termination of employment (other than by the Company or due to death or Disability), provided that at the time of the Grantee’s termination of employment (i) the Grantee is at least age 55 and (ii) the sum of the Grantee’s age and full years of continuous employment with the Company (and its Subsidiaries, Affiliates and any predecessor to the Company, its Subsidiaries or Affiliates) equal at least 65.

The date on which any Units become vested in accordance with this Section 3 is the “Vesting Date” for such Units, and such vested Units are referred to herein as, the “Vested Units.”

Subject to Section 18 of the Plan, and except as expressly provided otherwise herein, upon a Change in Control, if the Company or buyer or successor entity to the Company in the Change in Control (i) continues or assumes this Agreement (or converts or replaces this Agreement with a new award containing substantially the same terms as this Agreement, other than terms rendered inoperative by reason of the Change in Control (a “Substitute Award”)), the Units shall continue to vest in accordance with the terms of this Section 3, provided, however, if the Company, or such buyer or successor, terminates the Grantee’s employment without Cause (as defined below) within 12 months of the Change in Control (a “Qualifying Termination”), the Units shall become 100% vested on the date of such Qualifying Termination; or (ii) does not continue or assume this Agreement (or convert or replace this Agreement with a Substitute Award), the unvested Units shall be become 100% vested on the date of the Change in Control. For purposes of this Agreement, “Cause” means (1) the continued failure of the Grantee to satisfactorily perform the Grantee’s duties with the Company or a failure of the Grantee to comply with the Company’s code of conduct or written policies or procedures, or willful failure of the Grantee to follow directions of the Board or the Grantee’s supervisor or manager, or any other willful act that likely will result in a materially negative effect to the Company, which, if curable, is not cured within thirty (30) days after notice thereof to the Grantee by the Company; (2) fraud, theft, misappropriation embezzlement, dishonesty or breach of fiduciary duty by the Grantee; (3) misappropriation of any corporate opportunity or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled; (4) the conviction of a crime that has caused or may be reasonably expected to cause material injury to the Company or any of its Affiliates, or the conviction of a felony; or (5) the willful misconduct by the Grantee which is injurious to the Company (monetarily or otherwise), which if curable, is not cured by the Grantee within thirty (30) days after receipt by the Grantee of a written notice from the Company. Notwithstanding the foregoing, if the Grantee is a participant in the Arcosa, Inc. Change in Control Severance Plan, as may be amended from time to time (or any successor plan thereto) (the “CIC Plan”) and if the CIC Plan is in effect on the date of the Change in Control, the terms of this paragraph shall not apply, and instead, treatment of the Units on a Change in Control shall be determined in accordance with the CIC Plan.

All of the unvested Units shall be forfeited by the Grantee to the Company if, prior to vesting in accordance with this Section 3, the Grantee violates any of the provisions of Section 11 below or the Grantee’s employment with the Company terminates for any reason. Upon forfeiture, all of the Grantee’s rights with respect to the forfeited Units shall cease and terminate, without any further obligations on the part of the Company.

4.    Dividend Equivalents.

The Company also grants to the Grantee a Dividend Equivalent Right with respect to the Units, whereby if on any date the Company shall pay any dividend or other distribution on Shares (other than a dividend in Shares), then with respect to each Unit, an amount equal to the amount of the dividend or distribution per Share shall be credited to the account of the Grantee maintained on the books of the Company (the “Dividend Equivalents”), and, subject to Section 11, shall be paid to the Grantee (in cash or Shares, in the discretion of the Committee) at the time the Vested Units related to such dividend or other distribution are converted in accordance with Section 5 below. If the underlying Units are forfeited, the Grantee shall have no right to the Dividend Equivalents related to such forfeited Units and shall forfeit such Dividend Equivalents as well.

5.    Form and Timing of Payment.

Subject to the conditions hereinafter set forth and except as otherwise provided by this Section 5, upon the vesting of the Units, or as soon as practicable following vesting, but in no event later than sixty (60) days after the Vesting Date of such Units, the Company shall convert the Vested Units into the number of whole Shares equal to the number of Vested Units, and shall deliver such Shares to the Grantee or the Grantee’s personal representative. Shares shall only be delivered under this Section 5 if the Grantee or the Grantee’s personal representative has made appropriate arrangements with the Company in accordance with Section 27 of the Plan for applicable taxes which are required to be withheld under federal, state or local law or the tax withholding requirement has otherwise been satisfied.

Notwithstanding the foregoing, to the extent (i) any Shares to which the Grantee becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Grantee’s termination of employment with the Company (including, without limitation, Retirement) constitutes deferred compensation subject to Section 409A of the Code; (ii) the Grantee is deemed at the time of the Grantee’s separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of the Grantee’s separation from service the Company is publicly traded (as defined in Section 409A of the Code), then such Shares (other than any delivery of Shares permitted by Section 409A of the Code to be paid or delivered within six months of the Grantee’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following the Grantee’s separation from service or (y) the date of the Grantee’s death following such separation from service. Upon the expiration of the applicable deferral period, any Shares which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 5 shall be delivered to the Grantee’s or the Grantee’s beneficiary in one lump sum.

6.    No Rights of Continued Service.

Nothing herein shall confer upon the Grantee any right to remain an officer or employee of the Company or one of its Subsidiaries, and nothing herein shall be construed in any manner to interfere in any way with the right of the Company or its Subsidiaries to terminate the Grantee’s service at any time.

7.    Interpretation of this Agreement.

The administration of the Plan has been vested in the Committee, and all questions of interpretation and application of this Agreement shall be subject to determination by a majority of the members of the Committee, which determination shall be final and binding on Grantee.

8.    Subject to Plan.

The Units are granted subject to the terms and provisions of the Plan, which Plan is incorporated herein by reference. In case of any conflict between this Agreement and the Plan, the terms and provisions of the Plan shall be controlling. Capitalized terms used herein, if not defined herein, shall be as defined in the Plan.

9.    Adjustment of Number of Units.

The number of Units awarded pursuant to this Agreement and the Shares to be delivered with respect to the Units shall be subject to adjustment in accordance with Section 20 of the Plan.

10.    Repayment on Restatement.

Vested and unvested Units (and any Shares delivered upon conversion of the Vested Units) are subject to forfeiture in order to satisfy amounts recoverable by the Company that the Committee determines pursuant to the Policy for Repayment on Restatement of Financial Statements as may be in effect at the time of the determination, which policy is incorporated herein by reference.

11.    Restrictive Covenants.

(a)    Non-Disclosure; Confidential Information.

(i)    During the Grantee’s employment with the Company, the Company shall grant the Grantee otherwise prohibited access to the Company’s Confidential Information. Throughout the Grantee’s employment with the Company and thereafter: (x) the Grantee shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Company protecting the Confidential Information; and (y) the Grantee shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Grantee’s duties. “Confidential Information” includes all trade secrets, inventions and confidential and proprietary information of the Company including, but not limited to, the following: all documents or information, in whatever form or medium, concerning or relating to any of the Company’s discoveries; designs; plans; strategies; models; processes; techniques; technical improvements; development tools or techniques; modifications; formulas; patterns; devices; data; product information; manufacturing and engineering processes, data and strategies; operations; products; services; business practices; policies; training manuals; principals; vendors and vendor lists; suppliers and supplier lists; customers and potential customers; contractual relationships; research; development; know-how; technical data; software; product construction and product specifications; project information and data; developmental or experimental work; plans for research or future products; improvements; interpretations, and analyses; database schemas or tables; infrastructure; marketing methods; finances and financial information and data; business plans; marketing and sales plans and strategies; budgets; pricing and pricing strategies; costs; customer and client lists and profiles; customer and client nonpublic personal information; business records; audits; management methods and information; reports, recommendations and conclusions; and other business information disclosed or made available to the Grantee by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (A) is generally available to the public on the Date of Grant or (B) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(ii)    If the Grantee shares Confidential Information with outside persons, other than as required to comply with applicable laws and as necessary to manage the Grantee’s personal finances or in accordance with the exceptions contained in this Section 11(a), the Grantee’s rights under this Agreement may be forfeited upon a determination by the Committee that the Grantee has violated this Section 11. Nothing in this Agreement prohibits the Grantee from reporting possible violations of U.S. federal or state law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, making other disclosures that are protected under the whistleblower provisions of U.S. federal or state law or regulation, or participating in an investigation or proceeding conducted by any governmental or law enforcement agency or entity. The Grantee does not need the prior authorization of the Company to make any such reports or disclosures, and the Grantee is not required to notify the Company that the Grantee has made such reports or disclosures.

(iii)    This Agreement also does not prohibit the disclosure of a trade secret (as that term is defined under applicable law) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, where such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Grantee files a lawsuit for reporting a suspected violation of the law, the Grantee may disclose the trade secret to Grantee’s attorney and use the trade secret in the court proceeding if the Grantee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(b)    Non-Competition. In consideration for (i) this Agreement and the Units provided herein; (ii) the Company’s promise to provide Confidential Information to the Grantee, (iii) the substantial economic investment made by the Company in the Confidential Information and the goodwill of the Company, (iv) the Company’s employment of the Grantee and (v) the compensation and other benefits provided by the Company to the Grantee, to protect the Company’s Confidential Information and the business goodwill of the Company, the Grantee agrees to the following restrictive covenants and the covenants set forth in Sections 11(c), (d), (e) and (f). During the Grantee’s employment and for a twelve (12) month period (the “Restricted Period”) subsequent to the Grantee’s date of termination, the Grantee agrees he or she will not, directly or indirectly, absent the express, written consent of the CFO or the Chief Legal Officer of the Company, or either of their respective designees, become or serve as, directly or indirectly, a director, officer, employee, owner, partner, advisor, agent, or consultant with, or engage in, any business that manufactures, provides or sells infrastructure products, which includes but is not limited to, construction materials and equipment, transportation products, energy equipment, and any other products and services provided by the Company or its affiliates during the Grantee’s employment (“Competing Business”), in any state, and other similar geographic territory, in which the Company or any of its affiliates operate as of the date of the Grantee’s termination of employment and for which the Grantee performed services, had responsibility or received Confidential Information (“Restricted Territory”). Further, for a twelve (12) month period after the Grantee’s termination of employment, the Grantee agrees not to serve as a consulting or testifying expert for any third party in any legal proceedings (including arbitration or mediation) or threatened legal proceedings involving the Company, unless called to do so by the Company or an Affiliate. The Grantee agrees to notify the CFO in writing, with a copy of such notice to the Chief Legal Officer of the Company, in the event the Grantee accepts employment of any nature with any person, business, or entity during the Restricted Period.

(c)    Non-Solicitation. During the Restricted Period, other than in connection with the Grantee’s duties for the Company, the Grantee shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons, solicit business from, interfere with, or induce to curtail or cancel any business or contracts with the Company, or attempt to solicit business with, interfere with, or induce to curtail or cancel any business or contracts with the Company, or do business with any actual or prospective customer or client of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which: (i) the Grantee contacted, called on, serviced or did business with during the Grantee’s employment with the Company; (ii) the Grantee learned of as a result of the Grantee’s employment with the Company; or (iii) about whom the Grantee received Confidential Information. This restriction applies only to business which is in the scope of services or products provided by the Company.

(d)    Non-Recruitment. During the Restricted Period, other than in connection with the Grantee’s duties for the Company, the Grantee shall not, and shall not use any Confidential Information to, on behalf of the Grantee or on behalf of any other person or entity, directly or indirectly, hire, solicit, induce, recruit, engage, go into business with, or attempt to hire, solicit, induce, recruit, engage, go into business with, or encourage to leave or otherwise cease his/her employment with the Company, any individual who is an Employee or independent contractor of the Company or who was an Employee or independent contractor of the Company within the twelve (12) month period prior to the Grantee’s termination of employment.

(e)    Non-Disparagement. The Grantee agrees that the Company’s goodwill and reputation are assets of great value to the Company which have been obtained and maintained through great costs, time and effort. Therefore, during the Grantee’s employment and after the Grantee’s Separation from Service for any reason, the Grantee shall not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its stockholders, managers, officers, directors, Employees, investors or Affiliates. Nothing in this Section 11(e) is intended to interfere with the Grantee’s right to engage in the conduct set forth in Section 11(a)(ii) or (iii).

(f)    Remedies. By acceptance of this Agreement, the Grantee acknowledges that the geographic scope and duration of the restrictions and covenants contained in this Section 11 are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Grantee’s level of control over and contact with the business in the Restricted Territory; and (iii) the amount of compensation and Confidential Information that the Grantee is receiving in connection with the Grantee’s employment with the Company. If the Grantee violates any of the restrictions contained in this Section 11, the Restricted Period shall be suspended and shall not run in favor of the Grantee until such time that the Grantee cures the violation to the satisfaction of the Company and the period of time in which the Grantee is in breach shall be added to the Restricted Period applicable to such covenant(s). Further, by executing this Agreement, the Grantee acknowledges that the restrictions contained in this Section 11, in view of the nature of the Company’s businesses, are reasonable and necessary to protect their legitimate business interests, business goodwill and reputation, and that any violation of these restrictions would result in irreparable injury and continuing damage to the Company. Accordingly, by executing this Agreement, the Grantee acknowledges and agrees that, in the event of the Grantee’s breach or threatened breach of the provisions in this Section 11, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Grantee from the commission of such breach or threatened breach, without the necessity of establishing irreparable harm or the posting of a bond, and to recover from the Grantee damages incurred by the Company as a result of the breach, as well as the Company’s attorneys’ fees, costs and expenses related to such breach or threatened breach. In addition, in the event the Grantee violates any of the restrictions contained in this Section 11, all benefits under this Agreement shall immediately cease, no additional Shares will be due to the Grantee pursuant to this Agreement, the Vested Units shall be forfeited, and, to the extent the Grantee has previously received Shares pursuant to this Agreement, upon written demand by the Company, the Grantee must immediately repay the Company the Shares previously received (or the value thereof as of such date, if the Shares have been sold or otherwise disposed of by the Grantee). Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. The existence of any claim or cause of action by the Grantee against the Company, whether predicated on this Agreement, the Plan or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in this Section 11, or preclude injunctive relief.

12.    Entire Agreement.

This Agreement together with the Plan supersede any and all other prior understandings, negotiations and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter, provided that if the Grantee is a participant in the CIC Plan, neither this Agreement nor the Plan shall supersede or replace the CIC Plan. The Grantee acknowledges that the Grantee is relying solely on the Grantee’s own judgment in entering into this Agreement, and not on any communications, promises, or representations of the Company or its agent, except as expressly contained in this Agreement. The Committee may amend this Agreement without the Grantee’s consent provided that it concludes that such amendment is not materially adverse to the Grantee, or is permitted under Section 20 of the Plan. Except as provided by the immediately preceding sentence, no change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.

13.    Law Governing.

This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

14.    Notice.

Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to be delivered only when actually received by the Company or the Grantee, as the case may be, at the addresses set forth below (or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith):

(i)    Notice to the Company shall be sent by mail, return receipt requested, or by recognized overnight courier addressed and delivered as follows: Arcosa, Inc., 500 N. Akard St., Suite 400, Dallas, TX 75201, Attention: Executive Compensation Manager, with a copy to Attention: Chief Legal Officer.

(ii)    Notice to the Grantee shall be sent electronically to the Grantee’s Company e-mail address or, in hard copy addressed and delivered to the Grantee’s address then on file with the Company.

15.    Restrictions on Transfer.

The Units may not be sold, assigned transferred, pledged or otherwise disposed of or encumbered until the Units have vested, and Shares have been delivered to the Grantee in accordance with Section 5, except by will or by the laws of descent and distribution.

16.    Section 409A of the Code.

The parties intend this Agreement to be exempt from or compliant with the requirements of Section 409A of the Code and agree to interpret this Agreement at all times in accordance with such intent. Without limiting the generality of the foregoing, the term “termination of employment” or any similar term under the Agreement will be interpreted to mean a “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations, warranties, or guarantees regarding the tax treatment of this Agreement under Section 409A of the Code or otherwise, and has advised the Grantee to obtain his or her own tax advisor regarding this Agreement.

17.    Acceptance.

The grant of the Units under this Agreement is subject to and conditioned upon the Grantee’s electronic acceptance of the terms hereof. By the Grantee’s electronic execution of this Agreement, the Grantee agrees to the terms and conditions contained herein, including the restrictive covenants contained in Section 11 hereof.

* * * * * * * *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, as of the Date of Grant.

                        ARCOSA, INC.

                        By:
                        Name:
                        Title:

                        GRANTEE

Name: %%FIRST_NAME%-% %%LAST_NAME%-%

Signature Page to Restricted Stock Unit Agreement